Exhibit 21.1

SUBSIDIARIES OF NATIONAL CINEMEDIA, INC.

National CineMedia, LLC, a Delaware limited liability company (a wholly owned subsidiary of National CineMedia, Inc.)

Acquiror Sub 1, LLC, a Delaware limited liability company (a wholly owned subsidiary of National CineMedia, Inc.)

Acquiror Sub 2, LLC, a Delaware limited liability company (a wholly owned subsidiary of National CineMedia, Inc.)